Exhibit 10.1

AMENDMENT NO. 1 TO LEASE

This AMENDMENT NO. 1 TO LEASE (this “Amendment”) is entered into as of the below date between TOUCHSTONE BUILDING LLC, a Washington limited liability company (“Landlord”) and PORTALPLAYER, INC., a Delaware corporation (“Tenant”).

Tenant and Landlord entered into that certain Office Lease for the Premises located at 12131 113th Avenue N.E., Kirkland, WA 98034 dated January 13, 2001 (the “Lease”). Landlord and Tenant wish to amend the Lease to expand the Premises to include the portion of the second floor area shown on Exhibit A hereto (the “New Space”) and to extend the term of the Lease, all as hereinafter set forth. Capitalized terms not defined herein shall have the meanings set forth in the Lease.

Landlord and Tenant hereby agree as follows:

1. EFFECTIVE DATE AND VOIDING OF PRIOR AGREEMENT. Subject to the contingency set forth in Section 10 below, the terms of this Amendment shall be effective on January 1, 2006 (the “Effective Date”). Tenant had previously signed a version of Amendment No. 1 to Lease on January 11, 2006 and Landlord had previously signed a version of Amendment No. 1 to Lease on January 13, 2006 (the “Cancelled Version of Amendment,” which is attached hereto as Exhibit B), the parties hereto agree to void and cancel the Cancelled Version of Amendment and such Cancelled Version of Amendment is superseded by this Amendment in its entirety.

2. INITIAL EXTENSION AND EXPANSION. Subject to the contingency set forth in Section 10 below, as of the Effective Date or later if specified:

(a) The New Space shall be added to the Premises as of March 1, 2006, thereby increasing the area of the Premises by 6,804 rentable square feet to a total of 17,689 rentable square feet.

(b) The Base Rent changes to the following amounts for the following periods:

$14,513.33/month (10,885 SF at $16.00/rsf/year) from 1/1/06 to 2/28/06

$23,585.33/month (17,689 SF at $16.00/rsf/year) from 3/1/06 to 12/31/06

$24,690.90/month (17,689 SF at $16.75/rsf/year) from 1/1/07 to 12/31/07

$25,427.94/month (17,689 SF at $17.25/rsf/year) from 1/1/08 to 12/31/08

(c) All references to the Premises in the Lease shall mean the original Premises as expanded by the New Space and all provisions in the Lease shall apply with full force and effect to the original Premises and the New Space.

(d) Exhibit A to the Lease is hereby modified to include the area shown on Exhibit A hereto.

(e) As of March 1, 2006, Tenant’s Percentage under the Lease shall be increased to 17.65% to reflect the combined square footage of the original Premises and New Space.

(f) As of March 1, 2006, Tenant shall pay Tenant’s Share of Common Expenses based on this new Tenant’s Percentage of 17.65%.

3. SIGNAGE. Provided Tenant is not in default of the lease and has not vacated or subleased its Premises to a third party throughout the initial term and any extensions thereof, Tenant shall be provided rights to non-exclusive signage on the exterior of the building. Tenant’s signage shall be subject to Landlord’s review and approval and City of Kirkland signage ordinances and approvals. Such sign shall be installed and maintained by Tenant at Tenant’s sole cost and expense. At the expiration or termination of this Lease, Tenant shall remove the sign and repair any damage caused by the sign or its removal and Tenant shall insure that there is no detriment to the appearance of the Building following removal of the sign as compared to the appearance prior to installation.

4. TENANT IMPROVEMENTS. Landlord will prepare plans and specifications for the changes to the Premises (the “Plans and Specs”) in accordance with a Space Plan to be agreed upon, which shall include reconfiguring existing offices in the expansion space to accommodate two new project labs, providing new carpet in the current PortalPlayer office space, and either painting or touching up the paint throughout the entire Premises. The work contained in the Plans and Specs is “Landlord’s Work”. Landlord will pay the first $104,581 of the cost of the Landlord’s Work (the “Allowance”) and Tenant shall pay any excess. The Allowance will include construction documents, permits, and a construction management fee paid to Integrated Real Estate Services equal to 4.0% of costs before taxes. Landlord may require Tenant to deposit the estimated excess prior to the start of construction and adjust to actual at completion or Landlord may elect to collect the excess at completion. All of Landlord’s Work will be performed by union affiliated contracts and subcontractors.

5. OPTION TO RENEW. Provided that Tenant is not in default at the time of exercise or at commencement of the Extended Term (unless the default is cured within any applicable cure period), and otherwise has timely cured all defaults, then Tenant shall have one option to extend the Lease term for two years (the “Extended Term”). In order to exercise such option, Tenant shall provide written notice (“Notice of Exercise”) to Landlord of its election no later than 10 months before the end of the initial lease term. The exercise of such option to extend shall be for the then entire Premises and shall be on the same terms and conditions as set forth in the Lease except the Base Rent shall be adjusted as set forth below. The option provided in this Rider is personal to Tenant and may not be exercised by any assignee or sublessee and may not be exercised during any period that the entire Premises is subleased out by Tenant. If Tenant exercises an extension right, the initial Base Rent and the periodic increases for the Extended Term shall be equal to the market rent for a two year term for comparable space located in Kirkland, Washington (“Fair Market Rent Schedule”). For purposes of this Lease, the term “Fair Market Rent Schedule” is understood to mean the rents which a landlord would receive annually by then renting the space in question assuming the landlord to be a prudent person willing to lease but being under no compulsion to do so, assuming the tenant to be a prudent person willing to lease but under no compulsion to do so, and assuming a lease containing the same terms and provisions as those herein contained. Fair Market Rent Schedule shall take into consideration all relevant factors including the condition of the space and other terms and conditions of the Lease. Tenant’s estimation of the Fair Market Rent Schedule (“Tenant’s Rent Schedule”) shall be included with Tenant’s option exercise notice. Landlord shall give Tenant notice of Landlord’s estimation of the Fair Market Rent Schedule (“Landlord’s Rent Schedule”) eight months before the end of the then existing term. If there is a disagreement on the Fair Market Rent Schedule, the parties shall promptly meet and negotiate in good faith to attempt to resolve their differences. If the differences are not resolved at least six months before the end of the then existing term, then Landlord and Tenant shall each select a real estate broker familiar with then current office rental rates in the surrounding area and those two brokers shall meet and work in good faith to reach agreement on the Fair Market Rent Schedule. If they reach agreement, then their decision shall be binding on the parties. If the two brokers aren’t able to reach agreement, then the first two brokers shall (a) put in writing their determination of the Fair Market Rent Schedule for the Extended Term (the “Landlord’s Broker’s Rent Schedule and the “Tenant’s Broker’s Rent Schedule”, respectively), and (b) jointly select a third broker, also familiar with the current rental rates in the area of the Building. The job of the third broker will be to determine which of the four Rent Schedules (Tenant’s Rent Schedule, Landlord’s Rent Schedule, Landlord’s Broker’s Rent Schedule and Tenant’s Broker’s Rent Schedule) most closely approximately what the third broker believes to be the Fair Market Rent Schedule. The Fair Market Rent Schedule established by the third broker shall be binding on the parties. Each party shall pay the cost of its broker and half the cost of the third broker.

6. LETTER OF CREDIT/SECURITY DEPOSIT. On execution hereof, Tenant shall no longer be required to provide a Letter of Credit but shall pay to Landlord $25,427.94 as a Security Deposit.

7. PARKING. Tenant leases from Landlord 17 reserved parking spaces (the “Spaces”) in the covered parking area; provided that there shall be no charge for the use of the Spaces during the three year Initial Extension Term. No allowances shall be made for days when Tenant or any of its employees do not utilize the Spaces, including if Tenant elects not to use any of the Spaces but Tenant may terminate its lease of any of the Spaces by 30 days written notice to Landlord. If Tenant ceases to lease any Space then Tenant’s ability to re-let that Space in the future shall depend on whether there are then Spaces available. Tenant shall not have the right to lease or otherwise use more than the number of reserved Spaces set forth above.

8. RELOCATION. Landlord shall not have the right to relocate the Tenant.

9. SECURITY SYSTEM. At its sole expense and subject to Landlord approval, Tenant shall have the right to install its own security card-reader system and cameras at the entrance to their premises. At the expiration or termination of this Lease, if so desired by Landlord, Tenant shall remove the card-reader system and cameras and repair any damage caused by the system and cameras or their removal.

10. TERMINATION CONTINGENCY. This Amendment is contingent upon (a) the execution by Mortgage IT of an agreement terminating their leasehold rights in the Building, as of midnight on February 28, 2006, on terms acceptable to Landlord; and (b) delivery of written notification from Landlord to Tenant of the agreement by Mortgage IT to terminate their leasehold rights in the Building.

11. EARLY ENTRY. Tenant shall be allowed to enter the New Space two weeks prior to the Effective Date for installing cabling and furniture.

12. NO OTHER AMENDMENTS. Except as modified by this Amendment, the Lease remains in full force and effect and has not been modified or amended.

DATED: February 10, 2006.

TENANT:
PORTALPLAYER, INC., a Delaware corporation

By:	/s/ Svend-Olav Carlsen
Its:	Vice President and Chief Financial Officer
LANDLORD:
TOUCHSTONE BUILDING, LLC,

By:	Washington Capital Management, Inc., as Investment Manager for Locals 302 and 612 International Union of Operating Engineers-Employers Construction Industry Retirement Fund, and as Investment Manager for the Washington Capital Joint Master Trust Real Estate Equity Fund, Managing Member

By:	/s/ Cory Carlson
Its:	Director, Equity Real Estate

LANDLORD’S ACKNOWLEDGMENT

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)

I certify that I know or have satisfactory evidence that Cory Carlson is the person who appeared before me, and said person acknowledged that he signed this instrument, on oath stated that he was authorized to execute the instrument and acknowledged it as the Director of Washington Capital Management, Inc. as Investment Manager for Locals 302 and 612 International Union of Operating Engineers-Employers Construction Industry Retirement Fund, and as Investment Manager for the Washington Capital Joint Master Trust Real Estate Equity Fund, Managing Member of TOUCHSTONE BUILDING LLC, to be the free and voluntary act of such party for the uses and purposes mentioned in this instrument.

Dated: February 14, 2006.

/s/ Nancy L. Maxwell
(Signature of Notary Public)

Nancy L. Maxwell
(Printed Name of Notary Public)
My Appointment expires March 31, 2008

TENANT’S ACKNOWLEDGMENT

STATE OF CALIFORNIA	)
	)	ss.
COUNTY OF SANTA CLARA	)

I certify that I know or have satisfactory evidence that Svend-Olav Carlsen is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute the instrument and acknowledged it as the Vice President and Chief Financial Officer of PORTALPLAYER, INC, to be the free and voluntary act of such party for the uses and purposes mentioned in this instrument.

Dated: February 10, 2006.

/s/ John Arce Sr.
(Signature of Notary Public)

John Arce Sr.
(Printed Name of Notary Public)

My Appointment expires March 17, 2007

EXHIBIT A

Floor Plan Showing New Space

[Graphic Omitted]

EXHIBIT B

Canceled Version of Amendment

[Exhibit Omitted]